                                                                   Exhibit 10.18

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                      AMENDED AND RESTATED LOAN AGREEMENT

                          Dated as of December 11, 2003

                                    BETWEEN

                              DOVER SADDLERY, INC.

                                       AND

                              FLEET NATIONAL BANK

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
                       AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made as of December 11, 2003, between DOVER SADDLERY, INC., a Massachusetts corporation having its principal place of business and chief executive office at 525 Great Road, Littleton, Massachusetts 01746 (the "Borrower"), and FLEET NATIONAL BANK (the "Lender"), a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110.

     SECTION 1. DEFINITIONS.

     1.1 Definitions. As used herein, the following terms shall have the following meanings:

     "Account" or "Account Receivable" means individually and collectively, with reference to any person, all rights to payment for goods sold or leased or for services rendered (including, without limitation, all accounts receivable, notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to any person for goods sold by it or for services rendered by it), all sums of money or other proceeds due or becoming due thereon, all guaranties and security therefor, and all right, title and interest of such person in the goods or services giving rise thereto and the rights pertaining to such goods, including rights of reclamation and stoppage in transit, and all related insurance, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such person.

     "Affiliate" means, with reference to any Person, (i) any director, officer or employee of that Person, (ii) any other person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person. For purposes of Section 5.1(vi) hereof, "Affiliate" means, within the meaning of Section 414 of the Code, (i) any member of a controlled group of corporations which includes the Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower,
(iii) any member of an affiliated service group which includes the Borrower, and
(iv) any member of a group treated as a single employer by regulation, but in each case excludes the Subordinated Lender.

     "Agreement" means this Amended and Restated Loan Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.


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
     "Ancillary Documents" means, collectively, (i) the Subordinated Debt Documents, (ii) the Material Contracts and Agreements, and (iii) all other agreements, instruments and contracts which shall from time to time be identified by the Lender and the Borrower as "Ancillary Documents" for purposes of this Agreement, as the foregoing may be amended from time to time in accordance with Section 5.14.

     "Applicable Margin" means, for any day, with respect to any Revolving Loan payable hereunder or Commitment Fee payable under Section 2.3.2., the applicable rate per annum set forth below under the caption "Base Rate Margin" or "Libor Rate Margin" or "Commitment Fee Margin", respectively, based upon the Funded Debt Ratio as of the most recent determination date:

                Funded Debt Ratio:                   Base Rate Margin   Libor Rate Margin   Commitment Fee Margin
--------------------------------------------------   ----------------   -----------------   ---------------------
Category 1                                                 1.00%              3.25%                 0.25%
less than or equal to 3.50x

Category 2                                                 0.75%              3.00%                 0.25%
greater than 3.00x and less than or equal to 3.50x

Category 3                                                 0.50%              2.75%                 0.25%
greater than 2.50x and less than or equal to 3.00x

Category 4                                                 0.25%              2.50%                 0.25%
less than 2.50x

For purposes of the foregoing, (x) the Funded Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's financial statements delivered pursuant to Section 5.1(i) or (ii), and (y) each change in the Applicable Margin resulting from a change in the Funded Debt Ratio shall be effective during the period commencing on and including the date 3 Business Days after delivery to the Lender of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Funded Debt Ratio shall be deemed to be in Category 1 (A) from the Closing Date through the day after the date on which the financial statements required to be delivered pursuant to Section 5.1(i) for the fiscal year ended December 31, 2003 are delivered to the Lender, (B) at any time that an Event of Default has occurred and is continuing, and (C) if the Borrower fails to deliver the financial statements required to be delivered by it pursuant to Section 5.1(i) or (ii), during the period from the expiration of the time for delivery thereof until 3 Business Days after such financial statements are delivered.

     "Assignee" shall have the meaning set forth in Section 8.7(a).


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     "Assignment of Interest Rate Protection Agreement" means the Assignment of
Interest Rate Protection Agreement entered into after the Closing Date and executed and delivered by the Borrower to the Lender, assigning all of its rights in and to the Interest Rate Protection Agreement and the proceeds thereof.

     "Average Unused Commitment" for any period of time means the daily average difference between the Maximum Amount applicable to such period and the sum of the principal amount of Revolving Loans actually outstanding hereunder plus the Stated Amount of Letters of Credit outstanding during such period.

     "Base Rate" means the greater of (i) the rate of interest announced from time to time by the Lender at its head office as its "base rate" and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Lender to any of its customers.

     "Business Day" means (i) for all purposes other than as covered by clause
(ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Revolving Loans bearing interest by reference to the Libor Rate, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

     "Capital Expenditures" means the amount of any expenditure for fixed assets, computer software, leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate, expenditures in any construction in progress account of any Loan Party and other similar expenditures which are required to be capitalized on a balance sheet pursuant to GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall have the meaning set forth in Section 3.13(i).

     "Closing Date" means the first date on which all of the conditions set forth in Section 4 have been satisfied and any Revolving Loans are to be made hereunder.

     "Collateral" means any and all real and personal property of the Borrower, the Parent or Smith Brothers, whether tangible or intangible, in which the Lender now has, is granted by any Security Document or otherwise, or hereafter acquires a security interest or any other lien, including, without limitation, by way of mortgage or assignment, to secure the Obligations.


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     "Collateral Assignment of Key-Man Life Insurance" means the Collateral
Assignment of Key-Man Life Insurance from time to time executed and delivered by the Borrower to the Lender, pursuant to which any life insurance policy obtained by the Borrower after the Original Closing Date is assigned to the Lender.

     "Collateral Assignment of Material Contracts and Agreements" means the Collateral Assignment of Material Contracts and Agreements executed and delivered by the Borrower to the Lender on the Original Closing Date, as the same may be amended, modified or supplemented from time to time.

     "Collateral Assignments" means, collectively, (i) the Collateral Assignment of Key-Man Life Insurance Assignment, and (ii) the Collateral Assignment of Material Contracts and Agreements.

     "Credit Note" shall have the meaning set forth in Section 2.1.1.

     "Default" means an event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     "EBITDA" means, for any period, an amount equal to the Net Income of the Loan Parties taken as a whole for such period plus the following, to the extent deducted in computing such Net Income: (i) depreciation, (ii) amortization,
(iii) other non-cash charges, (iv) Interest Charges, and (v) Taxes on income imposed by any governmental authority including but not limited to federal, state, local or foreign country authorities or political subdivisions thereof.

     "Encumbrances" shall have the meaning set forth in Section 5.6.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from 3 Federal funds brokers of recognized standing selected by the Lender.

     "Funded Debt" means, as at any date of determination, the sum of, for all the Loan Parties taken as a whole, (i) the aggregate amount of Revolving Loans outstanding on such date, plus (ii) the Stated Amount of Letters of Credit outstanding on such date, plus


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(iii) all principal obligations arising under capital leases in effect on such date required to be capitalized in accordance with GAAP, plus (iv) all other guarantees and Indebtedness for borrowed money (including, without limitation, all Subordinated Debt) outstanding on such date.

     "Funded Debt Ratio" means, as at the end of any fiscal quarter of any Loan Party, the ratio of (i) Funded Debt as at the end of such fiscal quarter to (ii) EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter.

     "Funded Senior Debt" means, as at any date of determination, the sum of, for all the Loan Parties taken as a whole, (i) the aggregate amount of Revolving Loans outstanding on such date, plus (ii) the Stated Amount of Letters of Credit outstanding on such date, plus (iii) all principal obligations arising under Leases in effect on such date required to be capitalized in accordance with GAAP, plus (iv) all other guarantees and Indebtedness for borrowed money (other than Subordinated Debt) outstanding on such date.

     "Funded Senior Debt Ratio" means, as at the end of any fiscal quarter of any Loan Party, the ratio of (i) Funded Senior Debt as at the end of such fiscal quarter to (ii) EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Indebtedness" with respect to any Person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person, (ii) the fact amount of all banker's acceptances and of all letters of credit issued by any bank for the account of such Person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement
(a) to advance or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

     "Initial Financial Statement" shall have the meaning set forth in Section 3.5.

     "Insolvent" or "Insolvency" means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such Person's inability to pay its debts as


                                       -5-
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they come due or failure to have adequate capital to conduct its business; such
Person's failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such Person, or the offering of a plan to creditors or such Person for composition or extension, except for an involuntary proceeding commenced against such Person which is dismissed within 30 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

     "Interest Charges" means, for any period, without duplication, all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made, all as determined in accordance with GAAP. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

     "Interest Period" means, as to any Libor Rate Amount, the period, the commencement and duration of which shall be determined in accordance with
Section 2.4, provided that if any such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrower at the beginning of such Interest Period.

     "Interest Rate Protection Agreement" means the Interest Rate Protection Agreement required by Section 5.23.

     "Inventory" means all of the Borrower's goods, merchandise and other personal property, now owned or hereafter acquired by the Borrower, which are held for sale or lease or are furnished or to be furnished under contracts of service, or are finished goods, work in process, raw materials, materials used or consumed or to be used or consumed in the Borrower's business.

     "Landlord Consent and Estoppel Certificates" means, collectively, the separate Landlord Consent and Estoppel Certificates executed and delivered by the Landlords to the Lender in connection with each Leasehold Mortgage, as each may be amended, modified or supplemented from time to time.

     "Landlord Waivers" means, collectively, the Landlord Waivers delivered to the Lender by each Landlord under a real property Lease to the extent the Lender has not required a Landlord Consent and Estoppel Certificate with respect thereto, as each may be amended, modified or supplemented from time to time


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
     "Leasehold Mortgages" means, collectively, the one or more Leasehold Mortgages from the Borrower to the Lender (together with any related landlord consents thereto) relating to (i) the property located at 525 Great Road, Littleton, Massachusetts, (ii) the property located at 591-595 Washington Street, Wellesley, Massachusetts, (iii) the property located at 683-693 Yorklyn Road, Hockessin, Delaware, (iv) the property located at 2541 White Mountain Highway, No. Conway, New Hampshire, and (v) the property located at 7833 I-35, Denton, Texas, as each may be amended, modified or supplemented from time to time.

     "Leases" means any agreement, whether written or oral, granting a Person the right to occupy space in a structure or real estate for any period of time or any capital lease or other lease of or agreement to use personal property.

     "Letters of Credit" means letters of credit in the form customarily issued by the Lender as standby or documentary or commercial letters of credit, issued by the Lender at the request and for the account of the Borrower.

     "Libor Rate" means, with respect to any Interest Period, in the case of any Libor Rate Amount, the rate per annum as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate on any applicable interest determination date, the Libor rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two
(2) Business Days preceding the first day of such Interest Period. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations provided. If fewer than two quotations are provided, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such Interest Period.

     "Libor Rate Amount" means, in relation to any Interest Period, any portions of the principal amount of any Revolving Loans on which the Borrower elects pursuant to Section 2.4 to pay interest at a rate determined by reference to the Libor Rate.

     "Loan Documents" means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in the Closing Checklist attached hereto as Exhibit E), the Credit Note, the Omnibus Amendment, the


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Security Agreement, the Patent and Trademark Security Agreement, the Notice of
Security Interest in Copyrights, the Pledge Agreement, the Collateral Assignments, the Parent Guaranty, the Parent Security Agreement, the Parent Pledge Agreement, the Smith Brothers Guaranty, the Smith Brothers Security Agreement, the Solvency Certificates, the Leasehold Mortgages, the Landlord Consent and Estoppel Certificates, the Landlord Waivers, the Subordination Agreement, the Interest Rate Protection Agreement, the Assignment of Interest Rate Protection Agreement, the Letters of Credit (and related documentation and agreements), and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection with the Original Loan Agreement or herewith, and all schedules, exhibits and annexes thereto and hereto.

     "Loan Parties" means, collectively, the Borrower, the Parent and Smith Brothers.

     "Material Contracts and Agreements" means those agreements and contracts of the Borrower, whether written or oral, listed and described on Exhibit B hereto.

     "Maturity Date" means December 11,2006.

     "Maximum Amount" shall be $14,000,000.

     "Net Income" means the gross revenues of any Loan Party for the period in question, less all expenses and other proper charges (including taxes on income), all determined in accordance with GAAP but in any event, excluding from Net Income (without duplication): (i) any gain or loss, amortization or deduction arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which any Loan Party has an ownership interest, except to the extent such net earnings shall have actually been received by such Loan Party in the form of cash distributions; (iv) any gains or losses on the sale or other disposition of investments or fixed or capital assets; (v) the proceeds of any life insurance policy; (vi) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

     "Notice of Security Interest in Copyrights" means the Notice of Security Interest in Copyrights dated as of the Original Closing Date by and between the Lender and the Borrower, as the same may be amended, modified or supplemented from time to time.

     "Obligations" means, collectively, any and all obligations of the Borrower to the Lender of every kind and description (including obligations in respect of Letters of Credit, any Interest Rate Protection Agreement and fees thereunder), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they


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
may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

     "Omnibus Amendment" means the Omnibus Amendment to Loan Documents of even date herewith, by and between the Borrower, the Parent and the Lender.

     "Original Closing Date" means September 17, 1998, the date of the closing of the Original Loan Agreement.

     "Original Credit Note" means the promissory note in the original principal amount of $14,000,000 issued by the Borrower in favor of the Lender in connection with the Original Loan Agreement.

     "Original Loan Agreement" means the Loan Agreement, dated September 17, 1998, by and between the Borrower and the Lender, as the same has been amended from time to time.

     "Operating Cash Flow" means, for any period, an amount equal to: (i) EBITDA for such period for all the Loan Parties taken as a whole, minus (ii) Taxes actually paid by any Loan Party during such period, and minus (iii) Capital Expenditures made by any Loan Party during such period, but only to the extent that such Capital Expenditures were not financed by the incurrence of any Indebtedness (excluding for this purpose Indebtedness incurred under this Agreement).

     "Parent" means Dover Saddlery, Inc., a Delaware corporation.

     "Parent Guaranty" means the Unlimited Guaranty dated as of the Original Closing Date from the Parent in favor of the Lender, as the same may be affirmed, modified or supplemented from time to time.

     "Parent Pledge Agreement" means the Amended and Restated Pledge Agreement dated of even date herewith from the Parent in favor of the Lender with respect to the capital stock of the Borrower and Smith Brothers, as the same may be amended, modified or supplemented from time to time.

     "Parent Security Agreement" means the Amended and Restated Security Agreement of even date between the Parent and the Lender, as the same may be further amended, modified or supplemented from time to time.

     "Parent Shares" means the shares of Parent capital stock pledged to the Lender under the Pledge Agreement by the shareholders party thereto.

     "Participant" shall have the meaning set forth in Section 7.


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
     "Patent and Trademark Security Agreement" means the Patent and Trademark Security Agreement dated as of the Original Closing Date by and between the Lender and the Borrower, as the same may be amended, modified or supplemented from time to time.

     "Permitted Acquisition" shall have the meaning set forth in Section 5.7.

     "Person" or "person" means any individual, corporation, limited liability company, partnership, trust, trade, business and governmental agency and instrumentality.

     "Plans" shall mean, collectively, each "employee pension benefit plan" and each "employee welfare benefit plan" (each as defined in ERISA) maintained by any Borrower.

     "Pledge Agreement" means, collectively, the one or more Pledge Agreements from certain of the shareholders of the Parent to the Lender with respect to the capital stock of the Parent, as the same may be amended, modified or supplemented from time to time.

     "Preferred Stock" shall have the meaning set forth in Section 3.13(i).

     "Reserve Charge" means, for each day on which any Libor Rate Amount is outstanding, a reserve charge in an amount equal to the product of:

          (i)  the outstanding principal amount of the Libor Rate Amount,

                                  multiplied by

          (ii) (a) the Libor Rate (expressed as a decimal) divided by one minus the Reserve Rate, minus (b) the Libor Rate (expressed as a decimal),

                                  multiplied by

          (iii) 1/360.

     "Reserve Rate" means the rate in effect from time to time, expressed as a decimal, at which the Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against "Eurocurrency Liabilities" (as such term is used in such Regulation D) if such liabilities were outstanding.

     "Restricted Payments" means (i) any cash or property dividend, distribution, or other payment, direct or indirect, to any Person who now or in the future may hold an equity interest in any Loan Party, whether evidenced by a security or not; and (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any capital stock of any Loan Party, or any other payment or distribution made in respect thereof, either directly or indirectly.

     "Revolving Loan" shall have the meaning set forth in Section 2.1.1.

     "Revolving Loan Account" means the account on the books of the Lender in which will be recorded Revolving Loans made by the Lender to the Borrower pursuant to this Agreement, payments made on such Revolving Loans and other appropriate debits and credits as provided by this Agreement.

     "Security Agreement" means the Amended and Restated Security Agreement of even date between the Lender and the Borrower, as the same may be further amended, modified or supplemented from time to time.

     "Security Documents" means, collectively, (i) the Loan Documents and (ii) all other agreements, instruments or contracts (a) to which, at the relevant time of reference to the term "Security Documents", the Borrower, the Parent or Smith Brothers, or any property or assets of any such Loan Party shall be bound or affected, and (b) by which any of the Obligations shall be evidenced or under or in respect of which the Lender or any of its agents or representatives shall have, at such time, any rights or interests as security for the payment or performance of all or any part of the Obligations.

     "Smith Brothers Guaranty" means the Unlimited Guaranty of even date herewith by Smith Brothers, Inc., a Texas corporation ("Smith Brothers") in favor of the Lender, as the same may be amended, modified or supplemented from time to time.

     "Smith Brothers Security Agreement" means the Security Agreement of even date herewith by and between Smith Brothers and the Lender, as the same may be amended, modified or supplemented from time to time.

     "Stated Amount" means, with respect to each Letter of Credit outstanding at any given time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

     "Subordinated Debt" means, collectively, (i) Indebtedness of the Loan Parties which is expressly subordinated and made junior to the payment and performance in full of the Obligations on terms and conditions satisfactory to Lender, and (ii) the indebtedness to the Subordinated Lender evidenced by the Subordinated Debt Documents.

     "Subordinated Debt Documents" means, collectively, (i) the Senior Subordinated Note Purchase Agreement of even date herewith by and among the Subordinated Lender, the Parent, the Borrower and Smith Brothers, (ii) the 17.25% Senior Secured Subordinated Notes of even date herewith in the original principal amount of $3,500,000 issued by the Loan Parties in favor of the Subordinated Lender, and (iii) all other agreements, instruments, documents or contracts delivered in connection therewith or contemplated thereby, as amended, modified and supplemented from time to time in accordance with Section 5.14 and the Subordination Agreement.

     "Subordinated Lender" means Wilton Funding LLC, and its respective permitted successors and assigns.

     "Subordination Agreement" means the Subordination Agreement of even date among the Subordinated Lender, the Loan Parties and the Lender, as the same may be amended, modified or supplemented from time to time.

     "Subsidiary" means any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower or a Subsidiary of the Borrower; or any other such organization the management of which is directly or indirectly controlled by the Borrower or a Subsidiary of the Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower has a 50% ownership interest or any other entity which would be consolidated with the Borrower in presenting its financial statements in accordance with GAAP.

     "Taxes" means, any and all taxes (including, without limitation, income, receipts, franchise, ad valorem or excise taxes, transfer or gains taxes or fees, use taxes, withholding, payroll or minimum taxes) imposed on, or otherwise payable by, or for which responsibility for payment, withholding or collection lies with, the Borrower by any governmental authority, federal, state or otherwise, including any taxes imposed on any of the Borrower's Subsidiaries or other Affiliates for which the Borrower may be liable under applicable law or by agreement to which the Borrower is a party or by which it is bound or subject to, and including, but not limited to, any interest, penalties or additions to tax with respect thereto.

     "Total Debt Service" means, for any period, the sum of, for all Loan Parties taken as a whole, (i) Interest Charges on all Indebtedness for such period, plus (ii) the aggregate amount of all regularly scheduled principal payments made or coming due during such period in respect of the Revolving Loans or any other Indebtedness for borrowed money or capital lease (to the extent the Lender from time to time permits such Indebtedness to be incurred).

     SECTION 2. REVOLVING LOANS.

     2.1 Revolving Loans.

          2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to make loans ("Revolving Loans") to the Borrower at the

Borrower's request from time to time, from and after the date hereof and prior to the Maturity Date, provided that the principal amount of Revolving Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit at such time, shall not exceed the Maximum Amount at such time, and provided, further, that at the time the Borrower requests a Revolving Loan and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. The Borrower agrees that it shall be an Event of Default if at any time the debit balance of the Revolving Loan Account plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit at such time, shall exceed the Maximum Amount at such time, unless the Borrower shall, upon notice of such excess from the Lender, promptly pay cash to the Lender to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess or provide the Lender with evidence that one or more Letters of Credit have been cancelled having an aggregate Stated Amount necessary to eliminate the excess. All requests for Revolving Loans shall be in such form and shall be made in such manner as shall be agreed between the Borrower and the Lender, except that each Revolving Loan shall be in a minimum amount of $100,000 and shall be in an integral multiple of $100,000, or, if less, the remaining unused Maximum Amount. The Revolving Loans shall be evidenced by an Amended and Restated Revolving Credit Note (the "Credit Note") in the form of Exhibit A hereto.

          2.1.2 [Intentionally Omitted]

          2.1.3 [Intentionally Omitted]

          2.1.4 Subject to the provisions of Section 2.4, the Borrower may prepay outstanding Revolving Loans and the Credit Note in whole or in part at any time without premium or penalty. Amounts so paid in respect of the Revolving Loans and the Credit Note and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1.1. On the Maturity Date, the Borrower shall repay all outstanding Revolving Loans and the Credit Note, together with all unpaid interest thereon and all fees and other amounts due hereunder.

     2.2 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to issue, to the extent permitted by law and the Uniform Customs and Practice of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto), Letters of Credit upon the application of the Borrower during the period from the date hereof to the 30th day prior to the Maturity Date; provided that the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit, shall not at any time (i) exceed $2,000,000, or (ii) cause the principal amount of Revolving Loans outstanding at such time to exceed the Maximum Amount at such time; and provided, further, that at the time the Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing any Default or Event of Default. All Letters of Credit shall have a stated expiration date not to exceed 360 days and shall, in any event, expire not later than the 30th day prior to the Maturity Date. Amounts drawn under the Letters of Credit shall become immediately due and payable by the Borrower to the Lender. Without limiting the foregoing, if any Letter of Credit would by its terms expire after the Maturity Date, the Borrower shall, on the Maturity Date, cause a letter of credit issued by another bank satisfactory to the Lender to be substituted therefor or cause another bank satisfactory to the Lender to indemnify the Lender to its satisfaction against any and all liabilities and obligations in respect to such Letter of Credit and, in such event, this Agreement shall continue in full force and effect until all of the Obligations under any such Letters of Credit have been paid in full to the Lender. In order to evidence such Letters of Credit, the Borrower shall enter into, with the Lender, such agreements and execute such instruments and documents as the Lender customarily requires in like transactions.

     2.3 Interest and Fees.

          2.3.1 Subject to the provisions of Section 2.4, Revolving Loans shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin; provided that if an Event of Default shall occur, then at the option of the Lender the unpaid balance of Revolving Loans shall bear interest, to the extent permitted by law, compounded monthly at an interest rate equal to 3% above the rate of interest then applicable hereunder to Revolving Loans bearing interest with reference to the Base Rate, until such Event of Default is cured or waived. Subject to the provisions of Section 2.4, interest on Revolving Loans (not at the time overdue) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing December 31, 2003. Any change in the Base Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Loans.

          2.3.2 The Borrower shall pay to the Lender a commitment fee, payable quarterly in arrears on the last Business Day of each quarter, equal to the Applicable Margin then in effect multiplied by the Average Unused Commitment during the preceding quarter.

          2.3.3 The Borrower shall pay to the Lender, on the Closing Date, a non-refundable closing fee equal to $101,250.

          2.3.4 The Borrower authorizes the Lender to charge to the Revolving Loan Account or to any deposit account which the Borrower may maintain with the Lender the interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith.

          2.3.5 If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Revolving Loans and issue and maintain Letters of Credit hereunder which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount deemed by the Lender to be material, then: (i) the Lender shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) to the extent that the costs of such increased capital requirements are not reflected in the Base Rate, the Borrower and the Lender shall thereafter attempt to negotiate in good faith, within 30 days following the date the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Lender in light of the circumstances. If the Lender and the Borrower are unable to agree to such adjustment within 30 days following the date upon which the Borrower receives such notice, then commencing on the date of such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The provisions of this Section
2.3.5 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of the Lender.

          2.3.6 Anything hereinbefore to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the maximum amount of the Revolving Loans, the Stated Amount of Letters of Credit, or the payment to the Lender of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Lender of the principal or the interest on or any other amounts payable to the Lender hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Lender in respect of the transactions contemplated herein, or (iv) impose on the Lender any other conditions or requirements with respect to this Agreement, the Maximum Amount or any Revolving Loan or Letter of Credit, and the result of any of the foregoing is (A) to increase the cost to the Lender of making, funding or maintaining all or any part of the Revolving Loans or Letters of Credit, or (B) to reduce the amount of principal, interest or other amounts payable to the Lender hereunder, or (C) to require the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Borrower will, upon demand made by the Lender accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregoing interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregoing interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Lender.

     2.4 Libor Interest Rate Option.

     (i) At the option of the Borrower, so long as no Default or Event of Default has occurred and is then continuing, the Borrower may elect from time to time prior to the Maturity Date to have all or a portion of the unpaid principal amount of any Revolving Loan bear interest during any particular Interest Period by reference to the Libor Rate; provided, that any such portion of any Revolving Loan shall be in an amount not less than $250,000 or some greater integral multiple of $100,000 with respect to any single Interest Period, and provided, further, than no more than 5 Revolving Loans bearing interest by reference to the Libor Rate may be outstanding at any one time. Any election by the Borrower to have interest calculated by reference to the Libor Rate shall be made by notice (which shall be irrevocable) to the Lender at least 3 Business Days prior to the first day of the proposed Interest Period, specifying the Libor Rate Amount and the duration of the proposed Interest Period (which must be for one, two, three or six months). Any such election of a Libor Rate shall lapse at the end of the expiring Interest Period unless extended by a further election notice as hereinbefore provided. Except as otherwise provided herein, each Libor Rate Amount shall bear interest during each Interest Period relating thereto at an annual rate equal to the Libor Rate plus the Applicable Margin then in effect, it being agreed by the Borrower that it shall notify the Lender in writing of any change in the Applicable Margin when it submits the financial statements upon which such change in the Applicable Margin is based. Interest on each Libor Rate Amount shall be payable on (a) the last day of each Interest Period relating thereto, or (b) if any Interest Period is longer than 3 months, on the last day of each 3-month period following the commencement of such 3-month period and on the last day of such Interest Period.

          Notwithstanding the foregoing, the Borrower may not select an Interest Period which extends beyond the Maturity Date.

     (ii) The Borrower shall pay to the Lender the Reserve Charge, if any, with respect to Libor Rate Amounts of the Revolving Loans outstanding from time to time on the dates interest is payable on such Libor Rate Amounts.

     (iii)The Lender shall forthwith upon determining any Libor Rate provide notice thereof to the Borrower. Each such notice shall be conclusive and binding upon the Borrower.

     (iv) If, with respect to any Interest Period, the Lender is unable to determine the Libor Rate relating thereto, or adverse or unusual conditions in or changes in applicable law relating to the applicable London interbank market make it illegal or, in the reasonable judgment of the Lender, impracticable, to fund therein the Libor Rate Amount or make the projected Libor Rate unreflective of the actual costs of funds therefor to the Lender, or if it shall become unlawful for the Lender to charge interest on the Revolving Loans on a Libor Rate basis, then in any of the foregoing events the Lender shall so notify the Borrower and interest will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Base Rate in accordance with Section 2.3.1.

     (v) If any Interest Period would otherwise end on a day which is not a Business Day for Libor Rate purposes, that Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrower at the beginning of such Interest Period.

     (vi) If for any reason any payment or prepayment of principal of a Libor Rate Amount is made on any day other than the last day of an Interest Period, then the Borrower shall reimburse the Lender for the loss, if any, computed pursuant to the following formula:

               L = (R-T) x P x D
                   ------------- + RC
                   360

               L =   amount of loss to be reimbursed to the Lender.

               R = the Libor Rate plus the Applicable Margin at the time of the payment.

               T = effective interest rate in which United States Treasury bills maturing on the last day of the then current Interest Period and in the same amount as the unpaid principal amount of the Revolving Loan can be purchased by the Lender on the day of such payment of principal.

                D = the number of days remaining in the Interest Period as of the date of such payment.

                P = the amount of principal paid.

               RC = the Reserve Charge due through the date of such payment.

          The Borrower shall pay to the Lender the amount of loss, computed in accordance with the foregoing formula, upon presentation by the Lender of a statement setting forth the Lender's calculation of the amount of such loss, which notice shall be conclusive and binding upon the Borrower in the absence of manifest error.

     SECTION 3. REPRESENTATIONS AND WARRANTIES.

     The Borrower hereby represents, warrants and covenants as follows:

     3.1 Organization and Qualification. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) has all requisite corporate power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Exhibit B hereto) where the nature of its properties or its business (present or proposed) requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or assets of the Borrower. Since the date of the Initial Financial Statement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

     3.2 Corporate Authority; Valid Obligations; Approvals. The execution, delivery and performance of the Loan Documents, the Ancillary Documents and the transactions and other documents contemplated hereby and thereby are within the Borrower's corporate authority, have been authorized by all necessary corporate proceedings on the part of the Borrower, and do not and will not contravene any provision of law, its charter document or its by-laws, or contravene any provisions of, or constitute a Default or Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or any of its properties, or result in the creation, other than in favor of the Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower. The Loan Documents and the Ancillary Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms. The execution, delivery and performance of the Loan Documents, the Ancillary Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any Person other than the filing of UCC-1 financing statements.

     3.3 Title to Properties; Absence of Liens. The Borrower has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit Borrower to conduct its business as such business was conducted on the date of the Initial Financial Statement, free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and liens, charges or encumbrances permitted under
Section 5.6.

     3.4 Compliance. The Borrower (i) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others, (ii) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA or to employee benefit plans generally), and (iii) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for any such violations or failures to comply under clauses (i) through (iii) above which, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or assets of the Borrower, and the Borrower has not received any notice by any governmental authority or third party with respect to the generation, storage, or disposal or release or threat of release of hazardous substances, hazardous materials, or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

     3.5 Financial Statements. The Borrower has furnished to the Lender the unaudited balance sheet of the Borrower as of September 30, 2003, and the related unaudited statements of earnings and retained earnings for the fiscal quarter then ended (such September 30, 2003 financial statements being referred to herein as the "Initial Financial Statement"). The Initial Financial Statement fairly presents the consolidated financial position of the Borrower (taking into account the other Loan Parties) as at the close of business on such date and the results of its operations for the fiscal quarter then ended in accordance with GAAP. At the date hereof, the Borrower (taking into account the other Loan Parties) has no material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on Exhibit B hereto. Since the Initial Financial Statement there have been no material adverse changes, individually or in the aggregate, in the assets, liabilities, financial condition, prospects or business of the Borrower or any other Loan Party, except as set forth on Exhibit B hereto.

     3.6 Events of Default; Solvency. As of the date of this Agreement, no Default or Event of Default exists and the Borrower is not, and immediately after giving effect to the consummation of the Revolving Loans will not be, Insolvent.

     3.7 Taxes. The Borrower has filed all federal, state and other tax returns required to be filed for all Taxes, and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental charges due from such Borrower have been fully paid. The Borrower has not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

     3.8 Labor Relations; Litigation. The Borrower is not engaged in any unfair labor practice and, except as set forth on Exhibit B attached hereto, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrower, threatened against the Borrower, which, if decided adversely to the Borrower, could have a materially adverse effect on the business, properties, prospects or condition (whether financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Security Documents or under any other agreement or document contemplated hereby or thereby, nor is any substantial basis for any such litigation or labor dispute known to exist.

     3.9 Restrictions on the Borrower. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, materially and adversely affect the business, property, assets, operations, prospects or condition, financial or otherwise of the Borrower.

     3.10 Contracts with Affiliates, Etc. Except as disclosed on Exhibit B attached hereto, and except for agreements or transactions (in each case) in the ordinary course of business and on an arm's-length basis, the Borrower is not a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate.

     3.11 Disclosure. No representations and warranties made by the Borrower in this Agreement, any other Loan Document, any Ancillary Document, or in any other agreement, instrument, document, certificate, statement or letter furnished to the Lender by or on behalf of the Borrower, and no other factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender in connection with any of the transactions contemplated by any of the Loan Documents contains (as of the date given) any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances in which they are made. Except as disclosed herein, there is no fact known to the Borrower which materially adversely affects, or which would in the future materially adversely affect, the business, condition (financial or otherwise), results of operations, prospects or assets of the Borrower.

     3.12 Collateral. All of the Obligations of the Borrower to the Lender under or in respect of the Loan Documents will, at all times from and after the execution and delivery of each of the Security Documents, be entitled to the benefits of and be secured by each of such Security Documents to the extent provided therein.

     3.13 Capitalization and Related Matters.

     (i) The authorized capital stock of the Parent consists of: (A) 5,400,000 shares of common stock, par value $0.0001 per share, (the "Common Stock") of which (x) 4,300,000 shares are designated as "Class A Common," of which 2,370,782 shares are issued and outstanding and (y) 1,100,000 are designated "Class B Common," of which no shares are issued and outstanding and of which 1,015,000 shares of "Class B Common Stock" have been reserved for issuance upon conversion of the preferred stock, par value $0.0001 per share, of the Parent (the "Preferred Stock") and (B) 1,100,000 shares of Preferred Stock, of which 1,015,000 are issued and outstanding. As of the Closing Date 390,000 shares of Common Stock have been reserved for issuance upon exercise of the options issuable under the 1999 Option Plan of the Parent. Each outstanding share of Common Stock and capital stock of each Loan Party has been duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive or similar rights created by applicable Law, any Loan Party's charter documents, by-laws or by any agreement to which any Loan Party is a party or by which it is bound, and has been issued in compliance with applicable federal and state securities or "blue sky" Laws. No Loan Party has outstanding any stock or securities convertible or exchangeable for any shares of its capital stock other than the Preferred Stock and options issuable under the 1999 Option Plan of the Parent or any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, other than the Preferred Stock and options issuable under the 1999 Option Plan of the Parent. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or acquire or retire any shares of its capital stock. None of the Loan Parties has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock.

     (ii) The Parent has no Subsidiaries other than the Borrower and Smith Brothers, both of whose outstanding shares of capital stock are owned completely by the Parent. Exhibit B sets forth the ownership of the outstanding shares of capital stock of the Parent.

     3.14 Subsidiaries. As of the date hereof, the Borrower has no Subsidiaries.

     SECTION 4. CONDITIONS OF LOANS.

     4.1 Conditions to Initial Revolving Loan and Initial Letter of Credit. The obligation of the Lender to make the initial Revolving Loan and issue the initial Letter of Credit is subject to the fulfillment to the satisfaction of the Lender on the date hereof of the following conditions precedent:

          4.1.1 Receipt by the Lender of all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Checklist attached hereto as Exhibit E, in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Lender shall reasonably request, and including, in any event, that the transactions contemplated by the Subordinated Debt Documents have been consummated to the satisfaction of the Lender, in its sole discretion, and all necessary actions have been taken by the Loan Parties to grant or continue in favor of the Lender a perfected, first-priority security interest in the Collateral, including, without limitation, the filing of UCC-1 financing statements in the appropriate jurisdictions, if necessary.

          4.1.2 The representations and warranties contained herein shall be true and accurate on and as of the date hereof, the Loan Parties shall have performed and complied with all covenants and conditions required herein to be performed or complied with by them prior to the making of such Revolving Loan, and no Default or Event of Default shall be continuing or result from the Revolving Loans to be made on the date hereof or the transactions contemplated hereby.

     4.2 Conditions to all Revolving Loans and Letters of Credit. The obligation of the Lender to make any Revolving Loan and issue any Letter of Credit is subject to the fulfillment to the satisfaction of the Lender immediately prior to or contemporaneously with each such Revolving Loan or Letter of Credit issuance of each of the following conditions: (i) the representations and warranties contained herein or otherwise made in writing by or on behalf any of the Loan Parties pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each such Revolving Loan or Letter of Credit issuance (except for representations and warranties limited as to time or with respect to a specific event) with and without giving effect to the Revolving Loans to be made and Letter of Credit to be issued at such time and the application of the proceeds thereof, (ii) no Default or Event of Default shall be continuing or result from such Revolving Loan or Letter of Credit issuance, (iii) no material adverse change in the condition (financial or otherwise), business or properties of the Loan Parties (taken as a whole and individually) shall have occurred since the date of the Initial Financial Statement, and (iv) no change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Lender or any of the Loan Parties to perform any of their respective agreements or obligations under any Loan Document to which it is a party.

     SECTION 5. COVENANTS.

     During the term of this Agreement and so long as any Obligations of the Borrower under any Loan Document remain outstanding:

     5.1 Financial Statements and Other Reporting Requirements. The Borrower shall furnish to the Lender:

          (i) as soon as available to the Borrower, but in any event within 120 days after each fiscal year-end, the consolidated balance sheet of the Borrower as at the end of, and related consolidated statements of income, retained earnings and cash flow for, such year prepared in accordance with GAAP and certified by independent certified public accountants satisfactory to the Lender that such statements present fairly the consolidated financial position of the Borrower (taking into account the other Loan Parties) prepared in accordance with GAAP applied in a manner consistent with the Borrower's past practices; and concurrently with such financial statements, a written statement by such independent certified public accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained no knowledge of any Event of Default, or, if in the opinion of such accountant such Event of Default exists, they shall disclose in such written statement the nature and status thereof;

          (ii) as soon as available to the Borrower, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as at the end of, and related consolidated statements of income, retained earnings and cash flow for, the portion of the year then ended and for the quarter then ended, prepared in accordance with GAAP, taking into account the other Loan Parties, and applied in a manner consistent with the audited financial statements required by clause (i) above (subject to normal year-end audit adjustments, none of which shall be materially adverse) and certified pursuant to the report to be delivered to the Lender under clause (v) of this Section 5.1;

          (iii) [Intentionally Omitted];

          (iv) promptly as they become available, a copy of each final report (including, in any event, any so-called management letters) submitted to the Borrower by independent certified public accountants in connection with each annual audit of the books of the Borrower, the Parent or Smith Brothers by such accountants or in connection with any interim audit thereof pertaining to any phase of the business of any of the Loan Parties; and as soon as available to the Borrower, but in any event at least 10 days prior to each fiscal year-end of the Borrower, annual pro forma projections and budgets for the Borrower's next fiscal year, prepared by the management of the Borrower and acceptable in form to the Lender;

          (v) concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section 5.1 (commencing with the fiscal year ending December 31, 2003), a chief financial officer's report in substantially the form of Exhibit C hereto, and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Sections 5.17 through 5.21, inclusive;

          (vi) promptly after obtaining knowledge of the existence thereof, notice of (a) the occurrence of any event which constitutes a Default or Event of Default, or a default or event of default under any Ancillary Document or other Loan Document, (b) the occurrence of any condition or event with respect to the Borrower, the Parent or any Affiliate which could be expected to constitute a material adverse change in or to have a material adverse effect on the business, properties, prospects or condition (financial or otherwise) of the Borrower, the Parent or Smith Brothers, (c) any litigation or any investigative proceedings of a governmental agency or authority commenced or threatened against the Borrower, the Parent, any Affiliate or any Plan which could be expected to have a material adverse effect on the business, properties, prospects or condition (financial or otherwise) of the Borrower, the Parent or any Affiliate, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings, (d) the occurrence of a reportable event (as defined in ERISA) or any communications to, or receipt of communications from, the PBGC, the United States Department of Labor or the IRS by the Borrower or any Affiliate relating to any Plan, along with copies of all such communications, (e) the adoption by the Borrower, the Parent or any Affiliate of any stock option or executive compensation plan, whether or not subject to ERISA, and any Plan subject to ERISA, or the substantial modification of any such plan, along with the vesting and funding schedules and other principal provisions thereof, and (f) any communications given or received by the Borrower, the Parent or any Affiliate in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes), along with copies of all such communications; and

          (vii) from time to time, such other financial data and other information about the Borrower, the Parent or any Affiliate as the Lender may reasonably request.

     5.2 Conduct of Business. The Borrower will maintain its corporate existence and remain or engage in substantially the same business as that in which it is now engaged, and will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including laws relating to the environment, pollution control, hazardous materials and hazardous waste, and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

     5.3 Maintenance and Insurance. The Borrower will maintain and keep its properties in good repair, working order and condition (ordinary wear and tear excepted) so that its business may be properly and advantageously conducted at all times, and will comply with the provisions of all Leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder. The Borrower at all times will maintain insurance with such insurance companies, in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. The Lender shall be named as loss payee, mortgagee and additional insured, as applicable, under the Borrower's liability and casualty insurance and shall be given 30 days' advance written notice of any cancellation thereof. If the Borrower fails to provide such insurance, the Lender, in its sole discretion, may provide such insurance and charge the cost (plus applicable interest) to the Revolving Loan Account or to the Borrower's deposit accounts with the Lender. Upon request of the Lender from time to time, the Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions.

     5.4 Taxes. The Borrower will pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to such taxes becoming delinquent, except for any tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against the Borrower with respect to any such tax, assessment or charge which is material in amount.

     5.5 Limitation of Indebtedness. Except with the prior written consent of the Lender, the Borrower will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except: (i) the Obligations; (ii) Indebtedness for borrowed money existing on the date of this Agreement and described on Exhibit B hereto; (iii) Indebtedness for the purchase price of capital assets or Indebtedness incurred under any capital lease, as determined by GAAP, incurred in the ordinary course of business in an aggregate amount not to exceed $1,200,000 at any one time outstanding, or for Taxes or other charges, in each case subject, however, to the limitations set forth in Sections 5.6 and 5.4, respectively; (iv) Indebtedness on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower and as to which adequate reserves required by GAAP have been established and are being maintained;

and (v) Subordinated Debt to the Subordinated Lender evidenced by the Subordinated Debt Documents in an aggregate principal amount not to exceed $3,500,000 (plus the amount of any so-called payment-in-kind interest), and subject at all times to the Subordination Agreement.

     5.6 Restrictions on Liens. The Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, ("Encumbrances") upon or with respect to any property or assets, real or personal, of the Borrower, or assign or otherwise convey any right to receive income, except: (i) Encumbrances existing on the date of this Agreement and set forth on Exhibit B hereto; (ii) a junior and subordinate lien on the assets of the Borrower in favor of the holder of Subordinated Debt under the Subordinated Debt Documents, provided that such lien attaches solely to personal property perfected by the filing of financing statements under Article 9 of the Uniform Commercial Code and (y) is at all times subject to the terms of the Subordination Agreement; (iii) Encumbrances in favor of the Lender; (iv) Encumbrances securing Indebtedness for the purchase price of capital assets to the extent such Indebtedness is permitted by Section 5.5 (iii), provided that
(a) each Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given at the time of acquisition of the property, and (b) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition; (v) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4; or (vi) liens incurred or deposits made in the ordinary course of the Borrower's business in connection with workers' compensation, unemployment insurance, social security and other similar laws, or liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of the Borrower's business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto.

     5.7 Mergers, Acquisitions and Purchases and Sales of Assets. The Borrower will not consolidate or merge with or into any other corporation or other entity, acquire the assets or stock of any entity, or sell, lease, transfer or otherwise dispose of or discount any portion of its assets (including any note, instrument or account), other than the sale of finished goods and the disposition of scrap, waste and obsolete items in the ordinary course of business. Notwithstanding the foregoing, the Borrower may acquire the stock or assets of another Person, provided that each such acquisition is a Permitted Acquisition (as hereinafter defined). As used herein, the term "Permitted Acquisition" means an acquisition by the Borrower which meets all of the following criteria:

     (i) is an acquisition of the stock or assets of a Person engaged in substantially the same business as that in which the Borrower is engaged on the Closing

          Date (which shall include a non-catalog business so long as it is equine related);

     (ii) the properties and assets acquired by the Borrower in connection with such acquisition shall be free from all liens, charges and encumbrances whatsoever, other than Encumbrances permitted under
          Section 5.6;

     (iii) the Lender shall have a valid, perfected, first-priority security interest in all of the properties and assets being acquired by the Borrower, subject to Encumbrances permitted under Section 5.6;

     (iv) no Indebtedness shall be assumed by the Borrower in connection with such acquisition, except Indebtedness permitted under Section 5.5;

     (v) immediately prior to, and after giving effect to such acquisition, no Default or Event of Default shall exist;

     (vi) prior to such acquisition, the Lender shall have received computations from the Borrower (based upon a compliance certificate in the form of Exhibit C hereto) showing pro forma compliance as of the date of, and after giving effect to, such acquisition with the financial covenants set forth in Sections 5.17 through 5.21, inclusive; and

     (vii) the total purchase price for all such Permitted Acquisitions during the term of this Agreement shall not exceed $500,000, unless approved by the Lender.

     5.8 Investments and Loans. The Borrower will not make or have outstanding at any time any investments in or loans to any other person, whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests or interests in any limited liability company, other than: (i) in direct obligations of the United States of America, maturing within one year of their issuance; (ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $200,000,000; (iii) in short-term commercial paper carrying the investment grade rating by Moody's or Standard and Poor's rating services and issued by corporations headquartered in the United States, in currency of the United States; (iv) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; and (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $50,000 in the aggregate outstanding at any one time, provided that no such advances to any single employee shall exceed $10,000 in the aggregate.

     5.9 Restricted Payments The Borrower will not, directly or indirectly (through any Affiliate or otherwise), declare, pay or make any Restricted Payment, and no shareholder of the Borrower will at any time demand or accept any such Restricted Payment. Notwithstanding the foregoing, (a) the Borrower may make payments to the Subordinated Lender in the amount, if any, of the payments expressly permitted to be made pursuant to the Subordination Agreement and (b) the Borrower may make payments of regular compensation to its employees in the ordinary course of business and consistent with past practices.

     5.10 ERISA Compliance. None of the Borrower, any Plan or any fiduciary thereof shall (i) engage in any "prohibited transaction" or incur, whether or not waived, any "accumulated funding deficiency" (both as defined in ERISA and the Code, (ii) fail to satisfy any additional funding requirements set forth in
Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, any Borrower. The Borrower and each Plan shall comply in all material respects with ERISA.

     5.11 Inspection by the Lender; Books and Records. The Borrower will permit the Lender or its designees, at any reasonable time and from time to time (and, prior to the occurrence of a Default or an Event of Default, upon reasonable advance notice), to visit and inspect the properties of the Borrower, to examine and make copies of the books and records of the Borrower and to discuss the affairs, finances and accounts of the Borrower with appropriate officers. The Borrower will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

     5.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans solely for its working capital needs and for the consummation of Permitted Acquisitions (including fees and expenses related thereto). No portion of any Revolving Loans shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System.

     5.13 Transactions with Affiliates. The Borrower will not, directly or indirectly, enter into any transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any person who is not an Affiliate.

     5.14 No Amendments to Certain Documents. The Borrower will not at any time cause or permit any of the Ancillary Documents, the charter or other incorporation documents, or the by-laws of the Borrower to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written agreement, consent or approval of the Lender, except for immaterial changes which could not adversely affect the Lender or its rights hereunder.

     5.15 Subsidiaries. The Borrower will give the Lender written notice of the formation after the date hereof of any Subsidiary, and agrees that it shall cause any such Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the Borrower or holding any of the property of the Borrower. The Borrower will, at the direction of the Lender, cause such Subsidiary to become a party to this Agreement and to such of the other Loan Documents as the Lender shall require.

     5.16 Fiscal Year. The Borrower shall have a fiscal year ending on December 31 of each year or shall notify the Lender of any change in such fiscal year (whereupon the Lender shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in the fiscal year of the Borrower).

     5.17 Funded Debt Ratio. The Borrower will not permit the Funded Debt Ratio as at any fiscal quarter-end during any period specified below to be more than the ratio identified below as applicable to such period:

                         Period                           Maximum Ratio
                         ------                           -------------
For the fiscal quarter ending on December 31, 2003         3.50 to 1.0
For the fiscal quarter ending on March 31, 2004            3.75 to 1.0
For the fiscal quarter ending on June 30, 2004             3.50 to 1.0
For the fiscal quarter ending on September 30, 2004        3.50 to 1.0
For the fiscal quarter ending on December 31, 2004         3.00 to 1.0
For the fiscal quarter ending on March 31, 2005            3.25 to 1.0
For the fiscal quarter ending on June 30, 2005              3.0 to 1.0
For the fiscal quarter ending on September 30, 2005         3.0 to 1.0
For the fiscal quarter ending on December 31, 2005         2.75 to 1.0
For the fiscal quarter ending on March 31, 2006             3.0 to 1.0
For the fiscal quarter ending on June 30, 2006             2.75 to 1.0
For any fiscal quarter ending on or after September 30,
2006                                                       2.75 to 1.0

     5.18 Funded Senior Debt Ratio. The Borrower will not permit the Funded Senior Debt Ratio as at any fiscal quarter-end during any period specified below to be more than the ratio identified below as applicable to such period:

                         Period                           Maximum Ratio
                         ------                           -------------
For the fiscal quarter ending on December 31, 2003         2.50 to 1.0
For the fiscal quarter ending on March 31, 2004            3.00 to 1.0
For the fiscal quarter ending on June 30, 2004             2.50 to 1.0
For the fiscal quarter ending on September 30, 2004        2.50 to 1.0
For the fiscal quarter ending on December 31, 2004         2.00 to 1.0
For the fiscal quarter ending on March 31, 2005            2.25 to 1.0
For the fiscal quarter ending on June 30, 2005              2.0 to 1.0
For the fiscal quarter ending on September 30, 2005         2.0 to 1.0
For the fiscal quarter ending on December 31, 2005         1.75 to 1.0
For the fiscal quarter ending on March 31, 2006             2.0 to 1.0
For the fiscal quarter ending on June 30, 2006             1.75 to 1.0
For any fiscal quarter ending on or after September 30,    1.75 to 1.0
2006

     5.19 Minimum EBITDA. The Borrower will not permit its EBITDA for any fiscal quarter identified below (determined at the end of such fiscal quarter for the four consecutive fiscal quarters then ending) to be less than the amount specified below opposite such period:

                                                            Minimum
                        Period                              EBITDA
                        ------                            ----------
For each of the two fiscal quarters ending on December    $3,750,000
31, 2003 and March 31, 2004, respectively

For each of the two fiscal quarters ending on June 30,    $4,250,000
2004 and September 30, 2004, respectively

For each of the two fiscal quarters ending on December    $4,750,000
31, 2004, March 31, 2005, respectively

For any fiscal quarter ending on or after June 30, 2005   $5,000,000

     5.20 Operating Cash Flow to Total Debt Service. The Borrower will not permit the ratio of (i) Operating Cash Flow to (ii) Total Debt Service to be less than 1.50 to 1.0, in each case as determined at the end of each fiscal quarter for the four consecutive fiscal quarters then ending.

     5.21 Capital Expenditures. The Borrower will not make Capital Expenditures in excess of (a) $750,000 in the aggregate during the period commencing on January 1, 2003 and ending on December 31, 2003, (b) $1,050,000 in the aggregate during the period commencing on January 1,2004 and ending on December 31, 2004, and (c) $750,000 in the aggregate during each fiscal year of the Borrower thereafter, in each case, without the prior written consent of the Lender.

     5.22 Payments on Subordinated Debt. The Borrower will not make any payment or prepayment of principal or interest on or any other payment in respect of any Subordinated Debt other than as expressly permitted by the terms of the Subordination Agreement.

     5.23 Interest Rate Protection. On or prior to the 90th day following the Closing Date, the Borrower will enter into, and thereafter the Borrower will maintain in effect, interest rate protection arrangements in form and substance satisfactory to the Lender, with respect to not less than $5,000,000 of principal of the Revolving Loans, and simultaneously therewith the Borrower will deliver to the Lender the Assignment of Interest Rate Protection Agreement.

     5.24 Operating Accounts. The Borrower will maintain its primary checking and operating accounts with the Lender.

     5.25 Leasehold Mortgages, etc. On or prior to the 90th day following the Closing Date, the Borrower will execute and deliver to the Lender each Leasehold Mortgage, each Landlord Consent and Estoppel Certificate and each Landlord Waiver, if any, relating to its retail and warehouse locations, and each such document shall be in form and substance satisfactory to the Lender.

     5.26 Notices. Within 3 days following the delivery of any notice, document, report, material or other communication by the Borrower to the Subordinated Lender, the Servicer (as such term is defined in the Subordinated Debt Documents) or any agent of either respective entity (or successor thereto), the Borrower will furnish the same to the Lender.

     5.27 Leases. The Borrower will not permit the sum of the aggregate amount of annualized payments on operating leases of real estate during any fiscal year (taking into account the operating leases of real estate of the other Loan Parties, if any) to exceed the amount identified below as applicable to such period:

      Fiscal Year          Maximum Amount
      -----------          --------------
Ending December 31, 2004     $1,200,000
Ending December 31, 2005     $1,400,000
Ending December 31, 2006     $1,600,000

     SECTION 6. EVENTS OF DEFAULT: ACCELERATION.

     6.1 The following shall constitute events of default (individually, an "Event of Default"):

     (i) default in the payment, when due or payable, (x) of any Obligation for the payment of principal; or (y) within 3 days after the due date therefor, of any other Obligation for the payment of money; or

     (ii) default in the performance or observance of or compliance with (x) any of the provisions of Sections 2 (other than the payment of principal and interest), 5.1, 5.2, 5.3 (other than with respect to the first sentence thereof, which shall be covered by clause (z) below), 5.5 through 5.9, inclusive, 5.11 through 5.27, inclusive of this Agreement, or (y) any term or condition of the Credit Note (other than the payment of principal and interest), or (z) any other covenant or condition of this Agreement, any other Security Document or any other Obligation not listed previously in this Section, and such default continues for more than 30 days; or

     (iii) any representation or warranty at any time made by or on behalf of the Borrower in any Security Document or otherwise shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (iv) the occurrence of any default under any agreement, note or other instrument evidencing or relating to any obligation of the Borrower to any other person or entity for the payment of $100,000 or more; or

     (v) issuance of an injunction which might have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower, or attachment which in the aggregate exceeds $100,000 in value, against the Borrower, any property of the Borrower or any endorser, guarantor or surety for any Obligation which is not dismissed or bonded, to the satisfaction of the Lender, within 30 days after its issuance; or

     (vi) calling of a meeting of creditors, formation or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of the Borrower or any endorser, guarantor or surety for any Obligation; or

     (vii) Insolvency of the Borrower or any endorser, guarantor or surety for any Obligation; or

     (viii) any money judgment or judgments aggregating in excess of $100,000 are entered against the Borrower or any endorser, guarantor or surety for any Obligation (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim), and shall continue unsatisfied and in effect for a period of 30 days, provided that the total cost of any bond applied in order to procure a stay of execution in any such litigation shall not exceed $10,000; or

     (ix) any Security Document or Ancillary Document (other than a Material Contract and Agreement), or any covenant, agreement or obligation contained therein or evidenced thereby, shall cease to be legal, valid, binding or enforceable in accordance with its terms, or shall be canceled, terminated, revoked or rescinded; or

     (x) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Security Document or Ancillary Document (other than a Material Contract and Agreement) shall be commenced by or on behalf of the Borrower or any other person bound thereby, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents or Ancillary Documents (other than a Material Contract and Agreement), or any one or more of the obligations of the Borrower or any other person under any one or more of the Security Documents or Ancillary Documents (other than a Material Contract and Agreement), are illegal, invalid or unenforceable in accordance with the terms thereof; or

     (xi) any change in equity ownership of the Parent which would result in Stephen L. Day owning less than 80% of the issued and outstanding shares of capital stock of the Parent owned by him on and as of the Closing Date or which would, for any reason, result in the Lender having a first-priority secured pledge of less than 51% of the issued and outstanding capital stock of the Parent, or any change in equity ownership of the Borrower or Smith Brothers which would result in the Parent owning, both legally and beneficially, on a fully-diluted basis, less than 100% of each class of the capital stock of the Borrower or Smith Brothers, respectively (such shares and the Parent Shares being subject to a first-priority pledge in favor of the Lender pursuant to the Parent Pledge Agreement and the Pledge Agreement, respectively); or

     (xii) any failure by Stephen L. Day for any reason to be actively involved in strategic planning and decision-making for the Borrower or to serve as its chief executive officer; or

     (xiii) any default or event of default shall occur and be continuing (after expiry of any applicable period of grace, not to exceed 30 days) under any Ancillary Document;

     (xiv) any Change of Control as such term is defined in the Subordinated Debt Documents.

     6.2 If an Event of Default shall occur and be continuing, the Lender may, at its option, (i) declare any or all of the Obligations of the Borrower to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) limit, suspend or terminate the Borrower's right to borrow hereunder, and (iii) exercise any rights and remedies under the Security Documents and law, provided that in the event of any Event of Default specified in Sections 6.1(vi), 6.1(vii) or 6.1 (xiv), all Obligations shall become immediately due and payable automatically and without any requirement of notice from the Lender or action by the Lender.

     SECTION 7. SET OFF; PARTICIPATIONS.

     Any deposits or other sums at any time credited by or due from the Lender to the Borrower may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time during the continuance of an Event of Default, be applied to or set off against Obligations on which the Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which the Borrower is secondarily liable.

     The Borrower invites any financing institution which may consider investing or participating in the Revolving Loans (each such financing institution being referred to in this Section as a "Participant") to rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Credit Note, and the other agreements, instruments and documents referred to herein or contemplated hereby in making such investment or participation and agrees that its becoming a Participant in the Revolving Loans shall constitute an acceptance of such offer and shall make the Participant a creditor of the Borrower. Any Participant may exercise the rights of set-off given to the Lender in this
Section 7 with respect to any outstanding indebtedness of the Borrower to such Participant hereunder.

     SECTION 8. GENERAL.

     8.1 Written Notices. Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telecopier, when delivered to any overnight delivery service freight pre-paid or 3 days after deposit in the mails, postage prepaid, and addressed to such party at its address given at the beginning of this Agreement or at any other address specified in writing. Written notices to the Borrower shall be sent to the attention of Stephen L. Day, President, with a copy to John Sullivan, Esq., Preti, Flaherty, Beliveau, Pachios & Haley, LLC, 57 North Main Street, Concord, New Hampshire 03302, and written notices to the Lender shall be sent to the attention of John F. Lynch, Senior Vice President, with a copy to Philip A. Herman, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110-3333. Any notice, unless otherwise specified, may be given orally or in writing.

     8.2 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     8.3 Further Assurances. The Borrower shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to vest in and assure to the Lender its rights hereunder and under the Credit Note, in the Collateral and to carry into effect the provisions and intent of this Agreement and the Credit Note.

     8.4 Governing Law. This Agreement and the Credit Note shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without regard to conflicts of laws rules). Any legal action or proceeding arising out of or relating to this Agreement or any Obligation may be instituted in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and the Borrower hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Lender's rights to bring any legal action or proceeding in any other appropriate jurisdiction.

     8.5 Expenses, Taxes and Indemnification.

     (a) The Borrower will pay and indemnify and hold the Lender harmless against all taxes (other than taxes on the income of the Lender), charges and expenses of every kind or description, including without limitation attorneys' fees and expenses and the costs and expenses of field audits and commercial finance exams (provided that, prior to the occurrence of an Event of Default, the Borrower shall not be required to pay for more than 2 field audits and commercial finance examinations in any fiscal year, and provided, further, that unless the Lender determines that there exists a material problem with the Collateral, the financial reporting to the Lender or the Borrower's internal financial systems, the aggregate cost of such two audits and field examinations shall not exceed $5,000), reasonably incurred or expended by the Lender in connection with or in any way related to the Lender's relationship with the Borrower, whether hereunder or otherwise, including, without limitation, those incurred or expended in connection with the preparation, execution, delivery, interpretation or amendment of this Agreement, the other Security Documents and any related agreement, instrument or document, the making of the Revolving Loans, the supervision, protection and collection of and realization upon any Collateral, and the protection or enforcement of the Lender's rights hereunder and under the other Security Documents.

     (b) The Borrower shall absolutely and unconditionally indemnify and hold the Lender harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Lender or by any of its shareholders, directors, officers, employees, subsidiaries, affiliates or agents (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Lender) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Security Documents, the Ancillary Documents, and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated. Without prejudice to the survival of any other covenant of the Borrower hereunder, the covenants of this Section 8.5(b) shall survive the termination of this Agreement and the payment or satisfaction of payment of amounts owing with respect to the Credit Note or any other Loan Document.

     8.6 Amendments, Waivers, Etc. This Agreement, the Credit Note and any provision hereof or thereof may be waived, discharged or terminated only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by the Borrower and the Lender.

     8.7 Binding Effect of Agreement; Assignments.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Borrower may not assign or transfer its rights or obligations hereunder. The Lender, without the consent of the Borrower or any guarantor of the Obligations, may at any time or from time to time sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement, the Revolving Loans made and to be made hereunder, or grant participations in its right, title and interest herein and therein to one or more banks or other financial institutions (including, without limitation, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341), each such entity being an "Assignee."

     (b) The Borrower and any such guarantor each agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing. In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. The Borrower may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, provided that Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

     8.8 Computation of Interest and Fees, Etc. Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment. All payments required of the Borrower hereunder or under the Credit Note shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

     8.9 Entire Agreement; Miscellaneous. This Agreement, including the exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior and contemporaneous agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

     8.10 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER AND THE LENDER. THIS WAIVER SHALL BE EFFECTIVE FOR EACH DOCUMENT EXECUTED BY THE BORROWER OR THE LENDER AND DELIVERED TO THE LENDER OR THE BORROWER, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWER FURTHER ACKNOWLEDGES THAT ALL DOCUMENTS DELIVERED BY THE LENDER OR THE BORROWER ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, AND CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

                            (Signatures on next page)

     WITNESS the execution hereof under seal on the day and year first above written.

                                        DOVER SADDLERY, INC.


                                        By: /s/ Stephen L. Day
                                            ------------------------------------
                                        Title: President


                                        FLEET NATIONAL BANK


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Title: Senior Vice President

Each of the undersigned hereby
acknowledges and agrees to the
provisions of Section 5.9 applicable
to him and agrees to immediately
reimburse the Borrower in cash for
any and all amounts received by him
in contravention of the said Section
5.9 (and to provide evidence thereof
to the Lender):


/s/ Stephen L. Day
-------------------------------------
Stephen L. Day


/s/ Jonathan A.R. Grylls
-------------------------------------
Jonathan A.R. Grylls

                                                                       EXHIBIT A

                   Amended and Restated Revolving Credit Note

$14,000,000.00                                             Boston, Massachusetts
                                                           December 11, 2003

     FOR VALUE RECEIVED, the undersigned (the "Borrower") by this amended and restated promissory note (this "Note") absolutely and unconditionally promises to pay to FLEET NATIONAL BANK (as successor-in-interest to BankBoston, N.A.) (the "Lender"), or order, the principal amount of Fourteen Million Dollars ($14,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Agreement referred to below) made by the Lender to the Borrower pursuant to the Agreement and noted on the records of the Lender, such payment to be made as hereinafter provided, together with interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the unpaid principal amount hereof until paid in full. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     The entire unpaid principal (not at the time overdue) of this Note shall bear interest at the rate or rates from time to time in effect under the Agreement, as defined below. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Agreement.

     On December 11, 2006, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby promises to pay to the holder hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

     All payments under this Note shall be made at the head office of the Lender at 100 Federal Street, Boston, Massachusetts 02110 (or at such other place as the Lender may designate from time to time in writing) in lawful money of the United States of America in federal or other immediately available funds. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deduction, withholdings, restriction or conditions of any nature. All payments under this Note shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that if an Event of Default shall occur, payments will be applied to the Obligations as the Lender determines in its sole discretion.

     Subject to the provisions of Section 2.4 of the Agreement, the Borrower may prepay this Note in whole or in part at any time without premium or penalty. Amounts so paid and other amounts may be borrowed and reborrowed by the Borrower hereunder from time to time as provided in the Agreement referred to below.

     This Note is a restatement of the Original Credit Note and is being issued pursuant to, is entitled to the benefits of, and is subject to the provisions of that certain Amended and Restated Loan Agreement of even date herewith by and between the undersigned and the Lender (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided. The obligations evidenced by this Note are secured by the Collateral pursuant to the Security Agreement and have been guaranteed by the Parent pursuant to the Parent Guaranty, which guarantee is secured by the Parent Security Agreement. Reference is hereby made to the Agreement (including the Exhibits annexed thereto), the Security Agreement, the Parent Guaranty, the Parent Security Agreement and the other Security Documents for a complete statement of the terms thereof and for a description of the Collateral, such guarantee and the security therefor.

     Upon an Event of Default, the aggregate unpaid balance of principal plus accrued interest may become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

     The maker of this Note hereby irrevocably waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note or any collateral or security therefor, except as otherwise provided in the Agreement or the other Security Documents.

     Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Note, Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.

                  [Remainder of Page Intentionally Left Blank]

            [Signature Page to Amended and Restated Promissory Note]

    WITNESS the execution of this Note under seal on the date written above.

                                        DOVER SADDLERY, INC.


WITNESS:                                By:
                                            ------------------------------------
-------------------------------------   Title: President

                                    EXHIBIT B

                                   Disclosure

MATERIAL CONTRACTS.

All of the Loan Parties' material contracts (i) were entered into in the ordinary course of business; (ii) are accurately reflected in their financial statements; or (iii) are disclosed herein below.

3.1 JURISDICTIONS

Dover Saddlery Inc. (MA) in Good Standing and Organized to do business in Massachusetts.

Dover Saddlery Inc. (DE) in Good Standing and Organized to do business in Delaware, Massachusetts and New Hampshire.

Smith Brothers, Inc. (TX) in Good Standing and Organized to do business in
Texas.

See certificates separately provided for all above.

3.5 FINANCIAL STATEMENTS

(i) Material Indebtedness as of the Closing Date

See updated Financial Statements provided to Bank and attached hereto as Exhibit A.

(ii) Material Adverse Changes Since Date of Initial Finance Statements

None.

3.8 LITIGATION

None

3.10 CONTRACTS WITH AFFILIATES

1) Outside directors are entitled to directors fees of $750, per meeting, plus out of pocket expenses.

2) Borrower has retained services of Michele R. Powers as Merchandising consultant, on a part-time basis not to exceed 20 hours per week, at a rate of $85 per hour.

3) There are no receivables due to any employees or directors of the Borrower.

4) Shareholders and their families in the ordinary course of business periodically purchase products at no cost.

5) Borrower currently pays the full family medical insurance premiums for Shareholders and their families.

3.13 CAPITALIZATION TABLE

I. DOVER SADDLERY, INC. (DE) AS OF 12/9/03

SHAREHOLDER                                       NUMBER OF SHARES     PERCENTAGE OF OWNERSHIP
-----------                                    ---------------------   -----------------------
Stephen L. Day                                        649,607                   19.19%
Jonathan A. R. Grylls                                 144,617                    4.27%
David J. Powers                                       394,327                   11.65%
James F. Powers                                       394,327                   11.65%
Michele R. Powers                                     206,145                    6.09%
Donald Motsenbocker                                    32,050                     .95%
David Post                                             64,101                    1.89%
Thomas Gaines                                          32,050                     .95%
Citizens Ventures, Inc.                        1,015,000 (Preferred)            29.98%
Management/Director Options                           275,782                    8.15%
Richard Powers                                         88,888                    2.63%
Richard Powers as Trustee of the Carley Rose
   Powers Trust-1997                                   88,888                    2.63%
                                               ---------------------           ------
TOTAL                                                3,385,782*                100.00%
                                               ---------------------           ------

* 114,218 Option Shares (3.37%) available for distribution.

II. DOVER SADDLERY, INC. (MA) AS OF 12/9/03

SHAREHOLDER                 NUMBER OF SHARES   PERCENTAGE OF OWNERSHIP
-----------                 ----------------   -----------------------
Dover Saddlery, Inc. (DE)        60,000                  100%

III. SMITH BROTHERS, INC. (TX) AS OF 12/9/03

SHAREHOLDER                 NUMBER OF SHARES   PERCENTAGE OF OWNERSHIP
-----------                 ----------------   -----------------------
Dover Saddlery, Inc. (DE)         1,000                  100%

5.5 INDEBTEDNESS

Borrower intends to simultaneously close a $3,500,000.00 Note Purchase Agreement with Patriot Capital Funding Inc.

5.6 LIENS

Uniform Commercial Code searches in Massachusetts, Delaware and Texas return the following results.

1. MASSACHUSETTS
Blanket Liens:

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: Fleet National Bank
     Filing Number: 579148
     Filing Date: Amended and most recently continued through filing 200319876730 April 15, 2003

     Debtor: Dover Saddlery, Inc. (MA)
     Secured Party: Fleet National Bank
     Filing Number: 200319876460
     Filing Date: April 15, 2003

Specific or Equipment Liens:

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: NEC America, Inc.
     Filing Number: 678486
     Filing Date: December 12, 1999
     Lien on: Leased Phone System

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: ABB Structured Finance (Americas) Inc.
     Filing Number: 200106638750
     Filing Date: November 05, 2001
     Lien on: Leased Office Furniture

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: ABB Structured Finance (Americas) Inc.
     Filing Number: 200209487930
     Filing Date: February 28, 2002
     Lien on: Leased Warehouse Racking

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: ABB Structured Finance (Americas) Inc.
     Filing Number: 200209488090
     Filing Date: February 28, 2002
     Lien on: Leased Office Furniture

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: ABB Structured Finance (Americas) Inc.
     Filing Number: 200210199370
     Filing Date: March 26, 2002
     Lien on: Leased Photocopier and Laser Printer

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: Omni Leasing Corporation
     Filing Number: 200213461320
     Filing Date: July 22, 2002- Amendment on September 12, 2002 adds
        Serial Numbers
     Lien on: Embroidery Machine and Trophy Engraver

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: US Bancorp
     Filing Number: 200322462180
     Filing Date: July 22, 2003
     Lien on: Leased Point of Sale Equipment

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: Raymond Leasing Corporation
     Filing Number: 200322883110
     Filing Date: August 08, 2003
     Lien on: Scissor Lift

     Debtor: Dover Saddlery, Inc (MA)
     Secured Party: Martin Leasing Corp.
     Filing Number: 200323654520
     Filing Date: September 10, 2003
     Lien on: Diesel Generator

2. DELAWARE
Blanket Lien:

     Debtor: Dover Saddlery, Inc (DE)
     Secured Party: Fleet National Bank
     Filing Number: 30974579
     Filing Date: April 15, 2003

Specific or Equipment Liens:

     Debtor: Dover Saddlery, Inc (DE)
     Secured Party: Raymond Leasing Corporation
     Filing Number: 10652482
     Filing Date: July 09, 2001
     Lien on: Fork Lift and Batteries

     Debtor: Dover Saddlery, Inc (DE)
     Secured Party: Raymond Leasing Corporation
     Filing Number: 10871744
     Filing Date: August 06, 2001
     Lien on: Fork Lift and Batteries

     Debtor: Dover Saddlery, Inc (DE)
     Secured Party: Raymond Leasing Corporation
     Filing Number: 22298069
     Filing Date: September 09, 2002
     Lien on: Scissor Lift

     Debtor: Dover Saddlery, Inc (DE)
     Secured Party: Raymond Leasing Corporation
     Filing Number: 30969892
     Filing Date: April 15,2003
     Lien on: Fork Lift

3. TEXAS

Blanket Lien:
     -None-

Specific or Equipment Liens:
     -None-

                                                                       EXHIBIT C

                [FORM OF CERTIFICATE OF CHIEF FINANCIAL OFFICER]

                     CERTIFICATE OF CHIEF FINANCIAL OFFICER

     Dover Saddlery, Inc. (the "Borrower") HEREBY CERTIFIES THAT:

     This Certificate is furnished pursuant to Section 5.1(v) of the Amended and Restated Loan Agreement dated as of December 11, 2003 between the Borrower and Fleet National Bank (the "Agreement"). Unless otherwise defined herein, the terms used in this Certificate and Schedule 1 attached hereto have the meanings described in the Agreement.

     As required by Section 5.1(i) or (ii) of the Agreement, financial statements of the Borrower for the (year) (quarter) ended _______________, 200_________ (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to normal year-end audit adjustments, none of which are materially adverse) accompany this Certificate. The Financial Statements present fairly the financial position of the Borrower as at the date thereof and the results of operations of the Borrower for the period covered thereby.

     Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrower's compliance with the covenants of the Agreement set forth in Sections 5.17 through 5.21, inclusive, all of which data and computations, to the best of the knowledge and belief of the chief financial officer (the "Chief Financial Officer") executing and delivering this Certificate on behalf of the Borrower, are true, complete and correct.

     The activities of the Borrower during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer and by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, during the period covered by the Financial Statements, and as of the date of this Certificate, (a) the Borrower has, or has caused to have, kept, observed, performed and fulfilled each and every covenant and condition of the Agreement (except to the extent waived by the Lender and noted on Schedule 1 attached hereto) and the Credit Note, and (b) no Default or Event of Default has occurred or is occurring.

     Witness my hand this ______ day of __________________, 200__________.

                                        DOVER SADDLERY, INC.


                                        By:
                                            ------------------------------------
                                            Title: Chief Financial Officer

                                                                       EXHIBIT D

                            FORM OF LEGAL OPINION OF
                   PRETI, FLAHERTY, BELIVEAU, PACHIOS & HALEY

PRETI FLAHERTY

                                                               December 11, 2003

Fleet National Bank
100 Federal Street
Boston, MA 02110

           RE: Financing of Dover Saddlery, Inc.

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 4.1.1 of that certain Amended and Restated Loan Agreement dated as of December 11, 2003 (together with the schedules and exhibits thereto, the "Loan Agreement"), by and between Dover Saddlery, Inc., a Massachusetts corporation ("Borrower") and Fleet Bank (the "Lender"). We have acted as counsel to Borrower, to Dover Saddlery, Inc., a Delaware Corporation ("DSI"), to Smith Brothers, Inc. ("SBI"), a Texas corporation, and to Stephen L. Day and Jonathan A.R. Grylls (collectively, the "Pledgors", and with Borrower, DSI, and SBI, collectively the "Loan Parties").

     The words and expressions used without definition in this legal opinion which are defined in the Loan Agreement have the same respective meanings in this legal opinion as the meanings specified for them in the Loan Agreement, as it is in effect on the date hereof, except that the term "Loan Documents," when used herein, shall also be deemed to include the Ancillary Documents (other than the Material Contracts and Agreements). For further purposes hereof, each of the Loan Parties may individually be referred to as a "Loan Party."

     In connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Loan Documents and, such corporate records, agreement, documents and other instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Loan Parties, and have made inquiries of such officers and representatives as we have deemed relevant and necessary. In addition, we have reviewed such provisions of law and have made such other and further investigations as we have deemed necessary in order to express the opinions hereinafter set forth. As to any questions of fact material to our opinion, we have relied, without independent verification, upon the representations of the Loan Parties as set forth in the Loan Documents, and upon statements or certificates of other persons upon whom we believe we are entitled to rely, and to the extent such factual matters are stated herein, such statements are not our professional opinions but merely a recitation of such factual matters derived from the sources described herein. We have no reason to believe that such statements or certificates are untrue or misleading.

PRETI FLAHERTY BELIVEAU PACHLOS & HALEY PLLC
57 North Main Street P.O. Box 1318 Concord, NH 03302-1318 603.410.1500
603.410.1501 FAX

                                             Portland - Augusta - Bath - Concord
                                                                   www.preti.com

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 2

     In rendering this opinion, we have assumed the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents not executed in our presence (other than those of the Loan Parties), the conformity to the originals of all documents submitted to us as copies, the validity of all applicable statutes, ordinances, rules and regulations, and the proper indexing and accuracy of all public records and documents. In addition, in making our examination of documents executed by parties other than the Loan Parties, we have assumed that such other parties had the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite actions and the due execution and delivery by such other parties of such documents, and the validity and binding effect thereof with respect to such parties.

     Whenever a statement made herein with respect to the existence or absence of facts is qualified by the phrase, "to our knowledge" or "known to us" or the like, this is intended to indicate that, during the course of our representation of the Loan Parties, we have made inquiry of the Pledgors and of officers of the Borrower, DSI, and SBI who, by virtue of their position, would have reason to know such facts, and no information has come to our attention which has given us actual knowledge of the existence of facts to the contrary. We have not, however, undertaken any other independent investigation to determine the existence or absence of such facts but have relied upon the representations of the Loan Parties and their officers as described above (which we have no reason to believe are inaccurate) when rendering the opinions set forth below. No inference as to our knowledge of the existence of any other facts outside of these sources should be drawn from the fact of our representation of the Loan Parties. In addition, such phrase is intended to refer only to the actual knowledge of those attorneys in our firm who have devoted substantive attention to negotiating and closing the transactions described in the Loan Documents.

     Our opinion with respect to the enforceability of the Loan Documents against the Loan Parties assumes that any party seeking to enforce such documents will do so in good faith, and is further subject to the following exceptions, qualifications and limitations: (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now existing or hereafter enacted relating to or affecting the enforcement of creditors' or secured parties' rights generally; (b) limitations based upon general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law); (c) limitations based on public policy limiting a borrower's or guarantor's right to waive the benefit of statutory or common law provisions; (d) limitations based on the provisions of the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts or by judicial decisions interpreting such laws which modify or affect the remedial provisions provided for or which invalidate waivers set forth in the Loan Documents; (e) the phrase "enforceable in accordance with their terms" and similar phrases may not include the availability of the remedy of specific performance, the remedy of injunctive relief or the appointment of a receiver as a matter of right as such matters are subject to the discretion of the court before which any proceeding thereof may be brought; and (f) we express no opinion as to the enforceability of any provision (1) restricting access to legal or equitable remedies, (2) providing for non-judicial foreclosure,

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 3

prejudgment or self-help remedies, (3) purporting to grant exclusive jurisdiction in any court, (4) purporting to waive personal service in connection with any judicial process, (5) purporting to waive trial by jury, (6) purporting to waive any claim for damages that may be available to the Loan Parties as against you, (7) purporting to establish by agreement between the parties the time at which and the circumstances pursuant to which a party is entitled to have a judgment entered in connection with any judicial process, or
(8) which may be unenforceable under applicable laws and judicial decisions governing such provision; except that it is our opinion that the limitations and qualifications expressed in (c), (d), (e) and (f) above will not preclude the judicial enforcement of the obligation of the Loan Parties to repay principal under the Loan Documents, and further will not materially interfere with the practical realization of the benefits or security intended to be afforded by the Loan Documents, except for the economic consequences of any procedural delay that may result therefrom. Further, we render no opinion as to (i) matters of title or (ii) the priority of any security interests.

     The undersigned is a member of the Bar of the Commonwealth of Massachusetts. We therefore express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts as applied by courts located in Massachusetts, as applicable, the general corporate laws of the State of Delaware and the federal laws of the United States of America. With respect to the Uniform Commercial Code in Delaware and in the State of Texas, we assume that such laws are consistent with the Uniform Commercial Code in Massachusetts. No opinion is given herein as to the choice of law or internal substantive rules which any tribunal may apply to the transactions referred to herein. This opinion is a confidential communication to you and your counsel and may not, without our written consent, be relied upon by any person other than you, your counsel and any financial institution to whom you sell or assign any interest in the Loan Agreement or the Revolving Loans made or to be made thereunder.

     We understand that all of the foregoing assumptions, limitations and qualifications are acceptable to you.

     Based on the foregoing and subject to the further qualifications set forth below, we are of the opinion that:

     1. DSI is a corporation duly organized, validly existing and, based solely upon a certificate issued by the Secretary of State of Delaware on November 18, 2003, is in good standing under the laws of the State of Delaware. SBI is a corporation duly organized, validly existing and, based on a certificate issued by the Secretary of State of Texas on November 18, 2003 and a Certificate of Account Status issued by the Texas Comptroller of Public Accounts on November 18, 2003, is validly existing, active and in good standing. Borrower is a corporation duly organized, validly existing and, based solely upon a certificate issued by the Secretary of the Commonwealth of Massachusetts on November 21, 2003, in good standing under the laws of the Commonwealth of Massachusetts. Based solely upon the Certificate of Good Standing issued by the Secretary of the Commonwealth of Massachusetts on November 21, 2003, DSI is duly

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 4

qualified to do business as a foreign corporation in the Commonwealth of Massachusetts and based solely upon a certificate of good standing issued by the Secretary of the State of New Hampshire on December 4, 2003, is duly qualified to do business as a foreign corporation in the State of New Hampshire. The Borrower, DSI and SBI are duly qualified as foreign corporations and are licensed, admitted or approved to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned or held under leased by them, or the nature of the business conducted by them, makes such qualification necessary, except where the failure to be so qualified would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower, DSI or SBI, as applicable. The Borrower, DSI and SBI each have the legal power and authority to own their properties and to carry on their respective businesses as now being conducted and as presently proposed to be conducted. The Borrower, DSI and SBI have the power and authority to execute, deliver and carry out the terms of the Loan Documents and each has taken all necessary action to authorize the execution and delivery of the Loan Documents and the performance of the obligations incurred thereunder to the extent it is a party thereto.

     2. Each of the Loan Documents has been duly authorized, executed and delivered by the Loan Parties as applicable, and is a legal, valid and binding obligation of the Loan Parties as applicable, enforceable against the Loan Parties as applicable in accordance with their terms to the extent each is a party thereto.

     3. The shares of the Borrower, DSI and SBI are as set forth on Annex A attached hereto and such shares are duly authorized, validly issued, fully paid and nonassessable. To the best of our knowledge, Borrower and SBI are the only Subsidiaries of DSI and neither Borrower nor SBI has no Subsidiaries.

     4. The execution and delivery of the Loan Documents and performance of the terms thereof by the Loan Parties, as applicable, do not conflict with or violate the charter documents or bylaws of the Borrower DSI or SBI, in each case as currently in effect and do not and will not violate any provision of any existing law or any regulation, writ or decree of any court or government instrumentality applicable to the Loan Parties or their respective business or to our knowledge any agreement, trust or instrument to which any of the Loan Parties, as applicable, is bound or which is binding upon their assets and do not and will not result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon or in any of the assets of the any of the Loan Parties, as applicable, except as contemplated by the Loan Documents, and no consent, license, approval or authorization of or registration or declaration or filing (other than UCC financing statements) with, any governmental bureau or agency, and no consent of any other party, is required in connection with the execution, delivery and performance of the Loan Documents.

     5. To our knowledge, there are no actions, suits, proceedings, or investigations at law or in equity or by or before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator, pending or threatened against the Loan

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 5

Parties, or any of their respective properties or rights, which (i) if adversely determined, could reasonably be expected to adversely affect the transactions contemplated by the Loan Documents, (ii) call into question the validity or enforceability of the Loan Documents, or (iii) materially adversely affect the financial position, business, properties or operations of any Loan Party.

     6. To the best of our knowledge, no portion of any Revolving Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System.

     7. The execution and delivery by the Loan Parties of the Security Agreements have created a valid security interest enforceable by Lender against each of the Loan Parties in the Collateral described therein.

     8. No filing, recording or deposit of any instrument or document is necessary in order to establish and perfect the security interest of Lender in the Collateral described in the Security Agreements, except with respect to the Collateral of (i) the Borrower and the Parent, the filing of amendments (the "Amendments") to existing financing statements filed against each such Loan Party in connection with the Original Agreement and (ii) SBI, a new financing statement (the "New Financing Statement") in each case pursuant to the Uniform Commercial Code in the locations set forth in Annex B attached hereto, which Amendments and the New Financing Statement are in appropriate form. To the best of our knowledge, we know of no location other than those listed in Annex B attached hereto at which personal property of the Loan Parties is located. The execution and delivery of the Security Agreements and the filing of the above-described Amendments and the New Financing Statement will create in favor of Lender a perfected security interest under the Uniform Commercial Code in the Collateral described therein.

     9. No filing, recording or deposit of any instrument or document is necessary in order to establish and perfect the security interest of Lender under the Uniform Commercial Code in the Stock, except the delivery to Lender of certificates evidencing the Stock of SBI (the "Stock Certificates") (it being acknowledged that in connection with the Original Agreement the Parent and certain shareholders thereof delivered to BankBoston, N.A., as predecessor-in-interest to the Lender, certificates evidencing the Parent Shares and 100% of the outstanding equity of the Borrower). The execution and delivery of the Parent Pledge Agreement and the due and proper delivery of the Stock Certificates to Lender have created in favor of Lender perfected security interests under the Uniform Commercial Code in the Stock of SBI. The Lender continues to have a perfected security interest in the Stock of the Borrower and Parent previously pledged to the Lender in connection with the Original Agreement.

     10. All taxes and governmental fees and charges, the payment of which is required in connection with the execution, delivery and recording of the Loan Documents or the execution, delivery or filing of the Financing Statements in the Commonwealth of Massachusetts, the State

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 6

of Delaware, and the State of Texas, have been paid.

     This opinion speaks only as of the date hereof, and we disclaim any obligation to advise you of any change in this opinion after the date hereof.

                                        Very truly yours,


                                        /s/ Preti Flaherty PLLC
                                        ----------------------------------------
                                        PRETI, FLAHERTY, BELIVEAU,
                                        PACHIOS & HALEY, PLLC

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 7

                                     ANNEX A

                              CAPITALIZATION TABLE

                     DOVER SADDLERY, INC. (DE) AS OF 12/2/03

           SHAREHOLDER                NUMBER OF SHARES     PERCENTAGE OF OWNERSHIP
           -----------             ---------------------   -----------------------
         Stephen L. Day                   649,607                   19.19%
      Jonathan A. R. Grylls               144,617                    4.27%
         David J. Powers                  394,327                   11.65%
         James F. Powers                  394,327                   11.65%
        Michele R. Powers                 206,145                    6.09%
       Donald Motsenbocker                 32,050                     .95%
           David Post                      64,101                    1.89%
          Thomas Gaines                    32,050                     .95%
     Citizens Ventures, Inc.       1,015,000 (Preferred)            29.98%
   Management/Director Options            275,782                    8.15%
         Richard Powers                    88,888                    2.63%
Richard Powers as Trustee of the           88,888                    2.63%
  Carley Rose Powers Trust-1997
              TOTAL                      3,385,782*                100.00%

* 114,218 Option Shares (3.37%) available for distribution.

                     DOVER SADDLERY, INC. (MA) AS OF 12/2/03

           SHAREHOLDER          NUMBER OF SHARES     PERCENTAGE OF OWNERSHIP
           -----------          ----------------     -----------------------
    Dover Saddlery, Inc. (DE)        60,000                     100%

                     SMITH BROTHERS, INC. (TX) AS OF 12/2/03

           SHAREHOLDER          NUMBER OF SHARES     PERCENTAGE OF OWNERSHIP
           -----------          ----------------     -----------------------
    Dover Saddlery, Inc. (DE)          1,000                    100%

PRETI FLAHERTY
Goulston & Storrs, P.C.
December 11, 2003
Page 8
                                     ANNEX B

Secretary of State, UCC Office, Commonwealth of Massachusetts
Secretary of State, UCC Office, State of Delaware
Secretary of State, UCC Office, State of Texas

                                                                       EXHIBIT E

                             FORM OF CLOSING AGENDA

                       DOVER SADDLERY, INC. CLOSING AGENDA

  RESPONSIBILITY
------------------
                     A.   FINANCING DOCUMENTS

        G&S          1.   Amended and Restated Loan Agreement ("Agreement"),
                          together with Disclosure Schedules from the Borrower

        G&S          2.   Amended and Restated Revolving Credit Note
                          ($14,000,000)

        G&S          3.   Affirmation of Parent Guaranty

        G&S          4.   Unlimited Guaranty of Smith Brothers, Inc. (the
                          "Affiliate")

        G&S          5.   Amended and Restated Security Agreements for Borrower
                          and Parent

        G&S          6.   Security Agreement of Affiliate

        G&S          7.   Omnibus Amendment to Loan Documents to reflect Amended
                          and Restated Loan Agreement, Etc., and updated
                          schedules, as applicable

     BORROWER        8.   Evidence of issuance of subordinated notes in an
                          aggregate principal amount not to exceed $3,500,000
                          payable to Patriot Capital Funding, Inc. and Wilton
                          Funding LLC (collectively, the Sub Debt Holders"),
                          pursuant to documentation satisfactory to Fleet,
                          together with copies of all documents evidencing the
                          Subordinated Debt

        G&S          9.   Subordination Agreement

        G&S          10.  Amended and Restated Pledge Agreement of Parent

                     11.  Miscellaneous

     BORROWER        a.   Wire Transfer Instructions and Borrowing Request

     BORROWER        b.   Evidence of Payment of Fees
                          i.   Upfront Fee
                          ii.  Legal

  FLEET/BORROWER     c.   Satisfactory Interest Rate Swap Arrangements

                     B.   ADDITIONAL COLLATERAL DOCUMENTS

BORROWER'S COUNSEL   12.  Delivery of UCC-11 searches to determine compliance
                          with revised Article 9

        G&S          13.  Execution, delivery and filing of amendments to UCC-1 financing statements with respect to the Borrower and
                          the Parent, and execution, delivery and filing of
                          UCC-1 with respect to the Affiliate Security Agreement

BORROWER'S COUNSEL   14.  Payoff Letter from Citizens Capital

                     C.   CORPORATE PROCEEDINGS

BORROWER'S COUNSEL
   (Form from
original closing)    15.  Officers' Certificate of Borrower
                          a.   Certified Certificate of Incorporation
                          b.   By-Laws
                          c.   Board Resolutions
                          d.   Incumbency

BORROWER'S COUNSEL
    (Form from
 original closing)   16.  Officers' Certificate of Parent
                          a.   Certified Articles of Organization
                          b.   By-Laws
                          c.   Board Resolutions
                          d.   Incumbency

BORROWER'S COUNSEL
    (Form from
 original closing)   17.  Officer's Certificate of Affiliate

                          a. Certified Certificate of Incorporation or similar charter document
                          b.   By-Laws
                          c.   Board Resolutions
                          d.   Incumbency

BORROWER'S COUNSEL   18.  Legal Existence and Long-Form Good Standing
                          Certificates for Borrower, Parent

                          and Affiliate from applicable state of incorporation

                     D.   LEGAL OPINION

BORROWER'S COUNSEL   19.  Opinion of Borrower, Parent and Affiliate's counsel,
                          as to Due Authorization, Execution, Delivery,
                          Enforceability, Continued Perfection, Compliance with
                          Laws and Regulations, Choice of Law, Litigation, No
                          Conflicts, etc. (Delivered to Fleet)